Exhibit 10.29

KMG CHEMICALS, INC. 9555 W.Sam Houston Parkway S., Suite 600 Houston,Texas 77099

June 28, 2013

Christopher T. Fraser

9448 Bella Terra Drive

Fort Worth, TX 76126

Dear Chris:

You have agreed to serve (i) effective immediately until July 10, 2013, as the Executive Chairman of KMG Chemicals, Inc. (the “Company”), with all of the powers and spending authority comparable to the CEO of the Company, and (ii) effective as of July 10, 2013, as Interim President and Chief Executive Officer of the Company during the Company’s search for a permanent Chief Executive Officer and President. Such positions as Executive Chairman and Interim President and CEO are collectively referred to herein as the “Interim CEO”. This letter agreement (the “Agreement”) sets forth the terms of your employment as Interim CEOs and is effective as of June 28, 2013 (the “Effective Date”).

1. Position. In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”). The Interim CEO position is a full-time position with its principal work place at the Company’s headquarters in Houston, Texas. While you render services to the Company as Interim CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, (i) that you may continue to serve on any boards of directors or committees thereof on which you served as of the Effective Date, and (ii) you may continue serving as an Operating Partner with Advent International, a private equity firm, pursuant to which you provide consulting advice from time to time to their portfolio companies. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Term. From the Effective Date, your position as Interim CEO may continue, at the latest, until the date on which a permanent successor Chief Executive Officer is hired and commences employment with the Company (the “Interim Term”). Notwithstanding the foregoing, your employment is “at will,” and may be terminated by you or the Company at any time, with or without cause, or with or without advance notice. Following the end of the Interim Term, you will remain on the Board as a non-employee director.

3. Board Service; Equity Awards. While you serve as Interim CEO, you will also continue to serve on the Board and act as its Chairman. During the Interim Term, you will not earn any non-employee director cash retainers, equity grants or other compensation under the Company’s Director Compensation Program for your services as a director (including as Chairman); provided, however, you will continue to be granted equity awards on the same basis, time, vesting and other conditions as non-employee directors may be granted during the Term.

4. Compensation and Benefits.

(a)	During the Interim Term, the Company will pay you a salary at the annualized rate of Four Hundred Sixty-Five Thousand Four Hundred Thirty Dollars ($465,430) per year, payable at such times as the Company’s normal payroll.

(b)	During the Initial Term, except for the New Equity Awards described in Section 3 above, unless the Compensation and Development Committee of the Board otherwise determines in its sole discretion and to the extent consistent with applicable law:

(i)	you will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company’s Executive Officers (collectively, the “Executive Officer Plans”), including, without limitation, the annual incentive compensation program for fiscal year 2013, any performance-based restricted stock grants for fiscal year 2013 under the 2009 Long-Term Incentive Plan, or the Executive Severance Plan; and

(ii)	you will not be eligible to participate in any other Company compensation, severance or employee welfare benefit plan, program, agreement or policy (collectively with the Executive Officer Plans, the “Plans.”

(c)	In addition, you hereby waive, relinquish and forever release the Company and the respective Plans from any and all rights to awards, payments and benefits that you may otherwise have under the terms thereof. Without limiting the foregoing, and for the avoidance of doubt, you will not be eligible to participate in any severance plan, program or policy sponsored by the Company and you will not be eligible to receive any severance benefits upon the termination of your services as the Interim CEO.

5. Expenses. During the Interim Term, the Company will promptly reimburse you for (i) reasonable business expenses in accordance with the Company’s expense reimbursement policy as in effect from time to time, (ii) reasonable travel expenses between your permanent residence and your office at the Company (on a weekly basis), and (iii) the rent and other associated costs incurred by you for renting a furnished two bedroom apartment located near the Company’s headquarters in Houston, Texas, in each case, upon submission by you of receipts and other documentation as requested by the Company. Such expenses shall be subject to the approval of the Chair of the Compensation and Development Committee of the Board. The Company will make you whole for any employment and income taxes associated with your travel and housing benefits.

6. Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. You will also be named as an insured in your capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time.

7. Required Employment Forms. You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees. You agree and acknowledge that, as an employee of the Company, you will be subject to the Company’s policies as in effect from time to time (including, but not limited to, policies related to ethics, insider trading, confidentiality and proprietary information) and you agree to execute any agreements as reasonably requested by the Company to acknowledge your agreement to such policies.

8. Tax Matters. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

9. Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Interim CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chair of the Compensation and Development Committee.

10. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding laws relating to conflicts or choice of law. For any action between the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Harris County, Texas.

Very truly yours,

KMG CHEMICALS, INC.

By:	/s/ Fred C. Leonard III
Fred C. Leonard III
Chair of Compensation and Development Committee

I have read and accept this employment offer:

/s/ Christopher T. Fraser
Christopher T. Fraser

Dated: 6-28-13

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